Schedule A

Officers and Directors of MCB

Name and Citizenship	Principal Occupation	Business Address
Sharon D. Will	President, Secretary, Treasurer, Director	c/o MCB Network, Corp 1201 West 5th Street M-160 Los Angeles, California 90017
Fred Richman	Director	c/o MCB Network, Corp 1201 West 5th Street M-160, Los Angeles, California 90017

Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.001 , of of Uplift Nutrition, Inc., a Nevada Corporation, and that this agreement may be included as an exhibit to such joint filing. Each person executing this agreement is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but no person executing this agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

MCB Network, Corp.

By: /s/ Sharon D. Will Name

Title

June 18, 2015 Date

/s/ Sharon D. Will Sharon D. Will

June 18, 2015 Date